                                                                    Exhibit 31

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


                                      Among


                     AMERICAN BANKERS INSURANCE GROUP, INC.,


                       AMERICAN INTERNATIONAL GROUP, INC.


                                       and


                                   AIGF, INC.





                         Dated as of December 21, 1997,
                             as amended and restated
                             as of January 7, 1998,
                             as amended by Amendment
                                No. 1 dated as of
                              January 28, 1998, and
                             as amended and restated
                             as of February 28, 1998

                                TABLE OF CONTENTS
                                                                            Page

                                    RECITALS


                                    ARTICLE I

                       The Merger; Closing; Effective Time

1.1.     The Merger............................................................2
1.2.     Closing...............................................................2
1.3.     Effective Time........................................................2
1.4.     Optional Tender Offer.................................................2
1.5.     The Tender Offer......................................................3
         (a)   Conditions; Consideration; Schedule 14D-1.......................3
         (b)   Expiration Date.................................................3
         (c)   Schedule 14D-9; Meetings Of Stockholders........................4
         (d)   Mailing and Content of Offer Documents and Schedule 14D-9.......4
         (e)   Directors.......................................................4

                                   ARTICLE II

                               Charter and By-Laws
                          of the Surviving Corporation

2.1.     The Charter...........................................................5
2.2.     The By-Laws...........................................................5

                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

3.1.     Directors.............................................................5
3.2.     Officers..............................................................5


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                                                                            Page


                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

4.1.     Effect on Capital Stock...............................................6
         (a)   Common Stock Merger Consideration...............................6
         (b)   Preferred Stock Merger Consideration............................9
         (c)   Cancellation of Shares..........................................9
         (d)   Merger Subsidiary...............................................9
         (e)   Election Form...................................................9
         (f)   Tender Offer...................................................10
4.2.     Exchange of Certificates for Shares..................................10
         (a)   Exchange Agent.................................................10
         (b)   Exchange Procedures............................................11
         (c)   Distributions with Respect to Unexchanged Shares...............12
         (d)   Transfers......................................................12
         (e)   Fractional Shares..............................................12
         (f)   Termination of Exchange Fund...................................12
         (g)   Lost, Stolen or Destroyed Certificates.........................13
         (h)   Affiliates.....................................................13
4.3.     Dissenters' Rights...................................................13
4.4.     Adjustments to Prevent Dilution......................................13
4.5.     Treatment of the Convertible Notes...................................13

                                    ARTICLE V

                         Representations and Warranties

5.1.     Representations and Warranties of the Company........................14
         (a)   Organization, Good Standing and Qualification..................14
         (b)   Capital Structure..............................................15
         (c)   Corporate Authority; Approval and Fairness.....................16
         (d)   Governmental Filings; No Violations............................16
         (e)   Company Reports; Financial Statements..........................18
         (f)   Absence of Certain Changes.....................................19
         (g)   Litigation and Liabilities.....................................19
         (h)   Employee Benefits..............................................20
         (i)   Compliance with Laws; Permits..................................22
         (j)   Takeover Statutes..............................................23


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                                                                            Page

         (k)   Environmental Matters..........................................24
         (l)   Tax Matters....................................................24
         (m)   Taxes..........................................................25
         (n)   Labor Matters..................................................27
         (o)   Intellectual Property..........................................27
         (p)   Material Contracts.............................................28
         (q)   Rights Plan....................................................28
         (r)   Brokers and Finders............................................29
         (s)   Insurance Matters..............................................29
         (t)   Liabilities and Reserves.......................................31
         (u)   Investment Company.............................................32
5.2.     Representations and Warranties of Parent and Merger Subsidiary.......32
         (a)   Capitalization of Merger Subsidiary............................32
         (b)   Organization, Good Standing and Qualification..................33
         (c)   Capital Structure..............................................33
         (d)   Corporate Authority............................................33
         (e)   Governmental Filings; No Violations............................34
         (f)   Parent Reports; Financial Statements...........................34
         (g)   Absence of Certain Changes.....................................35
         (h)   Tax Matters....................................................36
         (i)   Brokers and Finders............................................36
         (j)   Insurance Matters..............................................36

                                   ARTICLE VI

                                    Covenants

6.1.     Interim Operations...................................................37
6.2.     Acquisition Proposals................................................40
6.3.     Information Supplied.................................................41
6.4.     Stockholders Meetings................................................41
6.5.     Filings; Other Actions; Notification.................................42
6.6.     Taxation.............................................................44
6.7.     Access...............................................................44
6.8.     Affiliates...........................................................45
6.9.     Stock Exchange Listing and De-listing................................45
6.10.    Publicity............................................................46
6.11.    Benefits; Corporate Headquarters; School and Day Care Facility.......46
         (a)   Stock Options..................................................46
         (b)   Employee Benefits..............................................47


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                                                                            Page

         (c)   Corporate Headquarters.........................................47
         (d)   School and Day Care Facility...................................47
6.12.    Expenses.............................................................48
6.13.    Indemnification; Directors' and Officers' Insurance..................48
6.14.    Convertible Notes....................................................49
6.15.    Other Actions by the Company and Parent..............................49
         (a)   Rights.........................................................49
         (b)   Takeover Statute...............................................50
         (c)   Dividends......................................................50

                                   ARTICLE VII

                                   Conditions

7.1.     Conditions to Each Party's Obligation to Effect the Merger...........51
         (a)   Stockholder Approval...........................................51
         (b)   Listing........................................................51
         (c)   Regulatory Consents............................................51
         (d)   Litigation.....................................................51
         (e)   S-4............................................................52
         (f)   Blue Sky Approvals.............................................52
7.2.     Conditions to Obligations of Parent and Merger Subsidiary............52
         (a)   Representations and Warranties.................................52
         (b)   Performance of Obligations of the Company......................52
         (c)   Consents.......................................................52
         (d)   Tax Opinion....................................................53
         (e)   Affiliates Letters.............................................53
7.3.     Conditions to Obligation of the Company..............................53
         (a)   Representations and Warranties.................................53
         (b)   Performance of Obligations of Parent and Merger Subsidiary.....53
         (c)   Consents Under Agreements......................................54
         (d)   Tax Opinion....................................................54
7.4.     Waiver of Conditions Following Consummation of Tender Offer..........54

                                  ARTICLE VIII

                                   Termination

8.1.     Termination by Mutual Consent........................................55
8.2.     Termination by Either Parent or the Company..........................55
8.3.     Termination by the Company...........................................55


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                                                                            Page
8.4.     Termination by Parent................................................56
8.5.     Effect of Termination and Abandonment................................56

                                   ARTICLE IX

                            Miscellaneous and General

9.1.     Survival.............................................................58
9.2.     Modification or Amendment............................................58
9.3.     Waiver of Conditions.................................................58
9.4.     Counterparts.........................................................58
9.5.     GOVERNING LAW; WAIVER OF JURY TRIAL..................................58
9.6.     Notices..............................................................59
9.7.     Entire Agreement; No Other Representations...........................60
9.8.     No Third Party Beneficiaries.........................................60
9.9.     Obligations of Parent and of the Company.............................61
9.10.    Severability.........................................................61
9.11.    Interpretation.......................................................61
9.12.    Assignment...........................................................61
9.13.    Alternative Transaction Structure.  .................................61


Exhibit A      --  Stock Option Agreement
Exhibit B      --  Voting Agreement
Exhibit C      --  Form of Affiliate Letter
Exhibit D      --  Amendment of Severance Agreement (Form A)
Exhibit E      --  Amendment of Severance Agreement (Form B)


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
                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1997, as amended and restated as of January 7, 1998, as amended by Amendment No. 1 dated as of January 28, 1998, and as amended and restated as of February 28, 1998 (as so amended and restated, hereinafter this "Agreement"), among AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation (the "Company"), AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("Parent"), and AIGF, INC., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary," the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "Constituent Corporations.")


                                    RECITALS

                  WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Company with and into Merger Subsidiary (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

                  WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent have entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of common stock of the Company under certain circumstances;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company and Parent have entered into a Voting Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock of the Company in favor of the Merger; and

                  WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                  The Merger; Closing; Effective Time; Optional Tender Offer

                  1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Subsidiary and the separate corporate existence of the Company shall thereupon cease. Merger Subsidiary shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Subsidiary with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Article III. The Merger shall have the effects specified in the Florida Business Corporation Act, as amended (the "FBCA").

                  1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the business day designated by Parent, which shall be not earlier than the first business day on which, and not later than the fifth business day following the first business day on which, the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

                  1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Florida (the "Secretary") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time the Secretary accepts for record the Articles of Merger or at such later time agreed by the parties and established under the Articles of Merger (the "Effective Time").

                  1.4. Optional Tender Offer. Parent shall be entitled at any time after the date hereof, at its sole option, to cause Merger Subsidiary to commence a tender offer (the "Tender Offer") to acquire up to 100% (or such lesser percentage not less than 49.9% as Parent shall specify in the Tender Offer) of the outstanding Common Shares (as defined in Section 4.1(a)) (excluding for all purposes in calculating such applicable percentage any outstanding Common Shares owned by Parent or Merger Subsidiary pursuant to the exercise of Parent's rights under the Stock Option Agreement). If Parent


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determines to commence such Tender Offer after the date hereof, Parent shall notify the Company of its intention to do so in accordance with the notice requirements of Section 9.6.

                  1.5. The Tender Offer. (a) Conditions; Consideration; Schedule 14D-1. Parent and Merger Subsidiary shall (i) within five business days of delivery of the notice described in Section 1.4 commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Tender Offer for up to 100% (or such lesser percentage not less than 49.9% as Parent shall specify in the Tender Offer) of the outstanding Common Shares (excluding for all purposes in calculating such applicable percentage any outstanding Common Shares owned by Parent or Merger Subsidiary pursuant to the exercise of Parent's rights under the Stock Option Agreement), together with the associated New Rights (as defined in Section 5.1(q)) issued pursuant to the New Rights Agreement (as defined in
Section 5.1(b)), at a purchase price of not less than $58.00, net to the seller in cash, without interest thereon, per Common Share, upon the terms and subject to the conditions set forth in Annex I to this Agreement and such further customary terms as may be set forth in an Offer to Purchase and Letter of Transmittal (the "Offer Documents") to be mailed by Merger Subsidiary in connection with the Tender Offer and (ii) file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D- 1") with respect to the Tender Offer which will contain the Offer Documents as exhibits. The Company shall have the opportunity to review the Schedule 14D-1 prior to its being filed with the SEC. Without the prior written consent of the Company, Merger Subsidiary shall not decrease the price per Common Share or change the form of consideration payable in the Tender Offer, decrease the number of Common Shares sought, impose additional conditions to the Tender Offer or amend any other term of the Tender Offer in any manner adverse to the holders of Common Shares; it being understood that Parent can reduce the Minimum Tender Condition (as defined in Annex I) to a percentage not less than 35% of the outstanding Common Shares on a fully-diluted basis (excluding for all purposes of such dilution calculation Common Shares purchased or subject to purchase by Parent pursuant to the exercise of Parent's rights under the Stock Option Agreement). Upon the terms and subject to the conditions of the Tender Offer, Merger Subsidiary will accept for payment and will purchase, as soon as permitted under the terms of the Tender Offer, all Common Shares validly tendered and not withdrawn prior to the expiration of the Tender Offer.

                  (b) Expiration Date. Parent and Merger Subsidiary agree that, except as provided thereby, Merger Subsidiary shall not terminate or withdraw the Tender Offer prior to the expiration date thereof, which shall be a date at least 20 business days from the date of commencement thereof (the "Expiration Date"). If, at the Expiration Date, the conditions to the Tender Offer described in Annex I hereto shall not have been satisfied or earlier waived, Merger Subsidiary, at its sole option, may extend the Expiration Date on one or more occasions for an additional period or periods of time and, unless this Agreement has been terminated in accordance with its terms, shall extend it until a date


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that is not later than the sixtieth day from the date of commencement of the
Tender Offer (including, for purposes of calculating such 60 days, the date of commencement of the Tender Offer as the first day) (the "Extended Expiration Date"), if requested to do so by the Company and Parent is otherwise going to let the Tender Offer expire without the purchase of Common Shares thereunder. Parent and Merger Subsidiary shall use their reasonable efforts to consummate the Tender Offer in accordance with the terms of this Agreement and the conditions to the Tender Offer set forth in Annex I.

                  (c) Schedule 14D-9; Meetings of Stockholders. The Company agrees that it shall, on the same day that Merger Subsidiary and Parent file with the SEC the Schedule 14D-1, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer (including exhibits, and as amended from time to time, the "Schedule 14D-9"), which shall contain, subject to applicable law regarding fiduciary duties, the recommendation of the Company's board of directors that the holders of Common Shares accept the Tender Offer. Parent and Merger Subsidiary shall have the opportunity to review the Schedule 14D-9 prior to its being filed with the SEC. Upon the filing of the Schedule14D-1, the Company shall cancel the meetings of stockholders referred to in Section 6.4(a) unless such meetings shall have already occurred.

                  (d) Mailing and Content of Offer Documents and Schedule 14D-9. The Company agrees that copies of the Schedule 14D-9 (excluding exhibits), shall be enclosed with the Offer Documents to be mailed by Merger Subsidiary to the stockholders of the Company in connection with the Tender Offer. In connection with the Tender Offer, the Company will furnish Parent and Merger Subsidiary with such information, including lists of the stockholders of the Company, mailing labels and lists of security positions, and such assistance as Parent or Merger Subsidiary or their agents may request in communicating the Tender Offer to the record and beneficial holders of the Common Shares.

                  (e) Directors. Promptly following Merger Subsidiary's purchase of and payment for Common Shares pursuant to the Tender Offer, Parent and Merger Subsidiary shall be entitled to designate two members of the board of directors to the Company. Accordingly, the Company shall, upon request by Parent or Merger Subsidiary, promptly increase the size of the board of directors of the Company to the extent permitted by the Company's charter and by-laws, and shall thereafter cause Parent's designees promptly to be elected or appointed to the board of directors of the Company.


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                                   ARTICLE II

                               Charter and By-Laws
                          of the Surviving Corporation

                  2.1. The Charter. The Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

                  2.2. The By-Laws. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

                  3.1. Directors. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Parent shall cause all of the directors of the Surviving Corporation to resign immediately following the Effective Time and shall thereafter cause to be appointed as directors of the Surviving Corporation each person that was a director of the Company immediately prior to the Effective Time who is willing to serve as a director of the Surviving Corporation plus two additional persons designated by Parent.

                  3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


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                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

                  4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) Common Stock Merger Consideration. (i) Subject to paragraphs (ii), (iii) and (iv) below, each share of Common Stock, par value $1.00 per share, of the Company (a "Common Share" or, collectively, the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Parent, Merger Subsidiary or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Common Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Common Shares")) shall be converted into, and become exchangeable for, that portion of a share of Common Stock, par value $2.50 per share, of Parent ("Parent Common Stock") equal to the lesser of (i) .4811 (the "Maximum Exchange Ratio") and (ii) the decimal derived by dividing $58.00 by the average of the closing prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of the Wall Street Journal) for the ten trading days ending on the third trading day prior to the date of the consummation of the Merger (the "Base Period Stock Price"); provided, however, if the Base Period Stock Price is below $120.5625, Parent shall elect to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (provided that Parent may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount so paid would exceed the Non-Election Cash Pool) or (ii) (x) increase the Maximum Exchange Ratio (the "Adjusted Maximum Exchange Ratio") up to a decimal such that the product of the Adjusted Maximum Exchange Ratio times the Base Period Stock Price (the "Product") equals or is less than $58.00 and (y) if the Product is less than $58.00, pay a cash amount equal to the difference between $58.00 and such Product (provided that Parent may not elect to pay such an aggregate amount of cash pursuant to this clause (ii) which would exceed the Non-Election Cash
Pool); provided, further, however, if the Tender Offer is commenced and consummated and more than 49.9% of the outstanding Common Shares (excluding for all purposes in calculating such percentage any outstanding Common Shares owned by Parent or Merger Subsidiary pursuant to the exercise of Parent's rights under the Stock Option Agreement) are purchased by Merger Subsidiary pursuant to the Tender Offer, each Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Common Shares) shall be converted into, and become exchangeable for, at Parent's election, either (i) provided that the Merger would still be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger


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
Subsidiary and the Company would be a party to that reorganization within the meaning of Section 368(b) of the Code, that portion of a share of Parent Common Stock determined as set forth above or (ii) cash in an amount equal to the amount paid per Common Share in the Tender Offer. In the event that Parent elects to consummate the Merger as contemplated by clause (ii) in the preceding sentence or is required by Section 7.4 to consummate the Merger by paying cash to the holders of Common Shares, the parties to this Agreement acknowledge and agree that the Merger will not be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, each of Parent, Merger Subsidiary and the Company would not be treated as a party to a reorganization within the meaning of Section 368(b) of the Code, the parties to this Agreement will be deemed to have waived the covenant contained in Section
6.6 and the conditions to the consummation of the Merger contained in Section 7.2(d) and Section 7.3(d), the Merger will not be treated as a Common Stock Fundamental Change for purposes of the Preferred Shares and the Merger shall be consummated by merging Merger Subsidiary into the Company in lieu of merging the Company into Merger Subsidiary. The payments referred to in this Section 4.1(a)(i) shall be referred to as the "Non-Election Merger Consideration". If the Tender Offer is consummated at a price per Common Share in cash that is higher than $58.00, it is agreed that (x) such higher amount shall be deemed to be inserted in lieu of $58.00 in each place that $58.00 appears in this Section
4.1 and (y) a fraction equal to such price per Common Share divided by $120.5625 shall be deemed to be inserted in lieu of .4811 in this Section 4.1(a)(i);

                  (ii) Subject to Section 4.1(f), Common Shares for which the holder of such shares has made a Cash Election shall be converted into, and become exchangeable for, $58.00 in cash (the "Cash Election Merger Consideration"), provided that in no event shall holders of Common Shares who have made a Cash Election be entitled to receive an aggregate amount of cash in excess of the Maximum Cash Pool. In the event that Cash Elections are submitted with respect to an aggregate number of Common Shares which, except for the limitation imposed by the Maximum Cash Pool, would require Parent to pay cash in the aggregate in excess of the Maximum Cash Pool, a pro rata portion of such Common Shares (rounded down to the nearest whole Common Share) shall be converted into the right to receive the Cash Election Merger Consideration, which proration as to each shareholder shall be based upon the ratio of the (i) Maximum Cash Pool to (ii) the aggregate number of Common Shares with respect to which Cash Elections are submitted multiplied by $58.00. All Common Shares which are not converted into the right to receive the Cash Election Merger Consideration as a result of this paragraph shall be converted into the right to receive the Stock Election Merger Consideration;

                  (iii) Subject to Section 4.1(f), Common Shares for which a holder has made a Stock Election shall be converted into, and become exchangeable for, that portion of a share of Parent Common Stock equal to the lesser of (i) the Maximum Exchange Ratio and (ii) the decimal derived by dividing $58.00 by the Base Period Stock Price; provided, however, if the Base Period Stock Price is below $120.5625, Parent shall elect


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
to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (provided that Parent may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount paid would exceed the Stock Election Cash Pool) or (ii) (x) establish the Adjusted Maximum Exchange Ratio such that the Product equals or is less than $58.00 and (y) if the Product is less than $58.00, pay a cash amount equal to the difference between $58.00 and such Product (provided that Parent may not elect to pay an aggregate amount of cash pursuant to this clause (ii) which would exceed the Stock Election Cash Pool). The foregoing payments shall be referred to herein as the "Stock Election Merger Consideration" and, together with the Non-Election Merger Consideration and the Cash Election Merger Consideration, the "Common Stock Merger Consideration."

                  (iv) Parent may at its option, but shall not be obliged to, increase the portion of a share of Parent Common Stock into which each share of Common Stock may be converted pursuant to Section 4.1(a)(i) and (if applicable)
Section 4.1(a)(iii) to the extent that in the reasonable judgment of Parent such increase is necessary to enable the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  (v) For purposes of this Agreement the following terms shall have the following meanings:

                  "Maximum Cash Pool" means an amount of cash equal to (i) .499 multiplied by the sum of (x) the amount of the Common Stock Merger Consideration, calculated for purposes of this definition based on the Base Period Stock Price, and, if applicable, (y) the aggregate amount of cash paid by Merger Subsidiary pursuant to the Tender Offer minus, if applicable, (ii) the aggregate amount of cash paid by Merger Subsidiary pursuant to the Tender Offer.

                  "Non-Election Cash Pool" means an amount of cash equal to the Maximum Cash Pool minus the aggregate amount of cash paid in the Merger to the holders of Common Shares that make a Cash Election.

                  "Stock Election Cash Pool" means an amount of cash equal to the greater of (i) $0 and (ii) the Aggregate Cash Top-Up Amount minus the aggregate amount of cash paid in the Merger to the holders of Common Shares that do not make a Stock Election.

                  "Per Share Cash Top-Up Amount" means the greater of (i) $0 and
(ii) (x) $58.00 minus (y) the product of (A) the Base Period Stock Price and (B) the Maximum Exchange Ratio.

                  "Aggregate Cash Top-Up Amount" means the lesser of (i) the product of (x) the Per Share Cash Top-Up Amount and (y) the number of outstanding Common Shares as of the Effective Time and (ii) an amount equal to the Maximum Cash Pool.

                  (b) Preferred Stock Merger Consideration. Each share of $3.125 Series B Convertible Preferred Stock, no par value, of the Company (a "Preferred Share" or, collectively, the "Preferred Shares" and, together with the Common Shares, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned by Parent Companies or Preferred Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Preferred Shares" and, together with the Excluded Common Shares, the "Excluded Shares") shall be converted into, and become exchangeable for one share (the "Preferred Stock Merger Consideration," and, together with the Common Stock Merger Consideration, the "Merger Consideration"), of Series C Preferred Stock, par value $5.00 per share, of Parent ("Parent Preferred Stock") which shall contain terms substantially similar to the terms of the Preferred Shares (after making the conversion adjustments required to be made for a Common Stock Fundamental Change pursuant to the Company's Third Amended and Restated Articles of Incorporation as a result of the Merger) and shall be convertible into Parent Common Stock.

                  (c) Cancellation of Shares. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to
Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(c) and any distribution or dividend pursuant to Section 4.2(c). Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist.

                  (d) Merger Subsidiary. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (e) Election Form. Each holder of Common Shares will be entitled to elect with respect to all or any portion of the Common Shares held by such holder to have such shares converted at the Effective Time into the right to receive the Stock Election

Merger Consideration (the "Stock Election") or the Cash Election Merger Consideration (the "Cash Election"). The form for making the Stock Election and Cash Election (the "Election Form") shall be determined by mutual agreement between Parent and the Company and shall be mailed to holders of Common Shares on the record date for the Common Stockholders Meeting together with the related Prospectus/Proxy Statement (as hereinafter defined). To be effective, the Election Form must be properly completed, signed and submitted by the Election Deadline (as hereinafter defined) to the Exchange Agent (as hereinafter defined) and accompanied by the certificates representing the Common Shares as to which an Election is being made or an appropriate guarantee of delivery by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). An Election Form which is not effective shall be treated as if no election had been made with respect to the Common Shares covered by such Election Form and any holder who does not submit an effective Election Form shall receive the Non-Election Merger Consideration. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. The decisions of Parent or, if delegated, of the Exchange Agent shall be conclusive and binding. Neither Parent, Merger Subsidiary nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 4.1(a) hereof, and all such computations shall be conclusive and binding on the holders of Common Shares in the absence of manifest error.

                  Parent and the Company each shall use its best efforts to make the Election Form available to all persons who become holders of record of Common Shares during the period between the record date for the Common Stockholders Meeting and 5:00 P.M., New York City time, on the third trading day prior to the date of the consummation of the Merger (the "Election Deadline"). Parent will publicly announce the Election Deadline not later than 10:00 A.M. on the trading day preceding the date on which the Election Deadline occurs.

                  (f) Tender Offer. In the event that the Tender Offer is commenced and consummated, Section 4.1(e) shall be of no force and effect and holders of Common Shares therefore shall not be entitled to make a Stock Election or a Cash Election. In such circumstances, all consideration paid in the Merger to holders of Common Shares will be paid in accordance with Section 4.1(a)(i) and Section 4.1(a)(iv) and no consideration will be paid in accordance with Section 4.1(a)(ii) or (iii).

                  4.2. Exchange of Certificates for Shares.

                  (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and Parent Preferred Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock and Parent Preferred Stock to be issued or paid pursuant to this Agreement in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock and Parent Preferred Stock, together with the amount of any cash, dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

                  (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock or Parent Preferred Stock, as applicable, and (B) if applicable, any cash, unpaid dividends or other distributions and cash in lieu of fractional shares. Subject to Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any cash, including unpaid non-stock dividends and any other dividends or other distributions, that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock or Parent Preferred Stock, as applicable, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock or Parent Preferred Stock, as applicable, is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock or Parent Preferred Stock, as applicable, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

                  For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

                  (c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or Parent Preferred Stock, as applicable, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock or Parent Preferred Stock, as applicable, shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, with a record date after the Effective Time but with a payment date subsequent to surrender.

                  (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

                  (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued. Each holder of Common Shares who would be entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive, in lieu thereof, a cash payment in an amount equal to such fractional share of Parent Common Stock multiplied by the Base Period Stock Price.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock and Parent Preferred Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and Parent Preferred Stock, as applicable, and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to
Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock or Parent Preferred Stock, as applicable, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.1 and 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

                  (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section
6.8 hereof.

                  4.3. Dissenters' Rights. In accordance with Section 607.1302 of the FBCA, no appraisal rights shall be available to holders of Shares in connection with the Merger.

                  4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted.

                  4.5. Treatment of the Convertible Notes. The Convertible Notes (as defined in Section 5.1(b)) shall be treated as set forth in Section 6.14.


                                    ARTICLE V

                         Representations and Warranties

                  5.1. Representations and Warranties of the Company. (i) Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or in any Company Report (as hereinafter defined) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Subsidiary that:

                  (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' charter and by-laws, each as amended to date. The Company's and its Subsidiaries' charter and by-laws so delivered are in full force and effect.

                  As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole.

                  The Company conducts its insurance operations through the Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation,
(ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Company Material Adverse Effect.

                  (b) Capital Structure. The authorized stock of the Company consists of 100,000,000 Common Shares, of which 41,535,807 Common Shares were outstanding as of the close of business on November 3, 1997, and 10,000,000 shares of Preferred Stock, no par value, of which (i) 350,000 shares have been authorized as Series A Participating Preferred Stock, none of which were outstanding as of December 21, 1997 and (ii) 2,300,000 shares have been authorized as Preferred Shares, of which 2,300,000 Preferred Shares were outstanding as of December 21, 1997. All of the outstanding Common Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Common Shares, except that, as of December 21, 1997, there were approximately 5,630,610 (but no more than 5,664,193) Common Shares subject to issuance (i) pursuant to the Company's 1997 Equity Incentive Plan, 1994 Amended and Restated Directors' Deferred Compensation Plan, 1994 Key Executive Debenture Plan, 1994 Non-Employee Directors' Stock Option Plan, 1994 Senior Management Stock Option Plan, 1991 Stock Option/Restricted Stock Plan, 1991 Stock Incentive Plan, and 1987 Executive Stock Option/Dividend Accrual Plan (collectively, the "Company Stock Plans") and (ii) upon conversion of the Preferred Shares and the Company's convertible debenture bonds due May 24, 1999 ("Convertible Notes"). The Company has no commitments to issue or deliver preferred shares, except that as of December 21, 1997, there were shares of Series A Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, as amended and restated as of November 14, 1990, and as further amended, between the Company and ChaseMellon Shareholder Services, LLC (as successor to Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement") and as of February 28, 1998, there were shares of Series C Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, dated as of February 19, 1998, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "New Rights Agreement"). The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase or acquire Common Shares under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and in the Stock Option Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (b), convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

                  (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of the Merger by the holders of at least a majority of the outstanding Common Shares voting separately as a class (the "Company Common Stock Requisite Vote") and a majority of the outstanding Preferred Shares voting separately as a class (the "Company Preferred Stock Requisite Vote" and, together with the Company Common Stock Requisite Vote, the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                  (ii) The board of directors of the Company (A) has declared that the Agreement, the Stock Option Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company, (B) has authorized, approved and adopted in all respects the Agreement, the Stock Option Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby and thereby, and (C) has received the opinion of its financial advisors, Salomon Smith Barney, to the effect that the consideration to be received by the holders of the Shares in the Tender Offer and the Merger, taken together, is fair from a financial point of view to such holders.

                  (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the NYSE or Nasdaq, and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of Arizona, Florida, Georgia, New York, South Carolina, Texas, Puerto Rico, Mexico, Cayman Islands, Argentina, Turks & Caicos, Dominican Republic and the United Kingdom and such notices and consents as may be required under the antitrust notification insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

                  (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.1(d)(i)), any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.
Section 5.1(d) of the Company Disclosure Letter sets forth, to the knowledge of the executive officers of the

Company, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above), except those the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

                  (e) Company Reports; Financial Statements. (i) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994 including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Audit Date"), and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                  (ii) The Company has made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and, to the knowledge of the executive officers of the Company, no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the Company SAP Statements have been audited by Price Waterhouse LLP, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1994 relating to the Company Insurance Subsidiaries. The term "knowledge" when used in this Agreement with respect to the executive officers of the Company shall mean the actual knowledge, after reasonable inquiry, of the executive officers of the Company.

                  (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, management, properties, prospects, business or results of operations of the Company and its Subsidiaries or, to the knowledge of the executive officers of the Company, any development or combination of developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
(iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for regular quarterly cash dividends on its Common Shares publicly announced prior to the date hereof and regular quarterly cash dividends on its Preferred Shares paid in accordance with the Company's Articles of Incorporation prior to the date hereof; (iv) any change by the Company in accounting principles, practices or methods other than those required by GAAP or SAP; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the

Compensation and Benefit Plans (as hereinafter defined) other than increases or amendments in the ordinary course and increases or amendments approved by Parent.

                  (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, directors or officers or (ii) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the executive officers of the Company have knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (h)  Employee Benefits.

                  (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

                  (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially deter mined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                  (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

                  (vii) The consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its

Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

                  (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

                  (ix) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would be treated as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Schedule 5.1(h)(ix) contains a true and complete list of each such employment arrangement in existence as of the date hereof. To the extent that any employment arrangement set forth on Schedule 5.1(h)(ix) has been superseded, the new arrangement is not materially different than the superseded arrangement.

                  (i) Compliance with Laws; Permits. (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the executive officers of the Company, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of the Company, threatened charge by any insurance regulatory authority that any of the

Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor, to the knowledge of the executive officers of the Company, has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

                  (j) Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections
607.0901 and 607.0902 of the FBCA) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company (including Article VIII of the Company's Third Amended and Restated Articles of Incorporation) is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Tender Offer, the Merger or any other transaction contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

                  (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

                  As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

                  (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                  (m) Taxes. Except as provided in Section 5.1(m) of the Company Disclosure Letter and except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

                      (i) the Company and each of its Subsidiaries have filed completely and correctly all Tax Returns (as defined below) that are required by all applicable laws to be filed by them, and (x) have paid, or made adequate provision for the payment of, all Taxes (as defined below) which have or may become due and payable pursuant to those Tax Returns, have paid all estimated Taxes due and (y) have paid all other charges, claims and assessments received to date other than those charges, claims and assessments for Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports;

                      (ii) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

                      (iii) neither the Company nor any of its Subsidiaries have executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or its Subsidiaries for the fiscal years prior to and including the most recent fiscal year;

                      (iv) the Company and its Subsidiaries have never been members of any consolidated group for income tax purposes other than the consolidated group of which the Company is the common parent; and the Company and its Subsidiaries are not parties to any tax sharing agreement or arrangement, other than with each other;

                      (v) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

                      (vi) all of the income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service or appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs;

                      (vii) all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

                      (viii) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

                      (ix) the Company is not bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

                      (x) the Company shall not be required to include in a taxable period ending after the Effective Time, any taxable income attributable to income that economically accrued in a prior taxable period as a result of
Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

                      (xi) (A) no material amount of property of the Company is "tax exempt property" within the meaning of Section 168(h) of the Code, (B) no material amount of assets of the Company is subject to a lease under Section 7701(h) of the Code, and (C) the Company is not a party to any material lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982; and

                      (xii) immediately following the Merger, the Company will not have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19; and

                      (xiii) the Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code.

                  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, or environmental tax, customs, duties, or other like assessments or governmental charges of any kind whatsoever, together with any interest, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns), (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Taxing Authority; and (iii) the term "Taxing Authority" shall mean any authority responsible for the imposition, collection or administration of any Tax.

                  (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

                  (o) Intellectual Property.

         (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

         (ii) Except as disclosed in Company Reports filed prior to the date hereof or as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

         (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

         (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

         (C) the executive officers of the Company do not know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted;
         (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

         (D) to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                  (p) Material Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor any other party is in breach of or in default under any such contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or, except as specifically identified on Section 5.1(p) of the Company

Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

                  (q) Rights Plan. (i) The Company has taken all actions necessary such that, for all purposes under the Rights Agreement and the New Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement and the New Rights Agreement, respectively), the Distribution Date (as defined in the Rights Agreement and the New Rights Agreement, respectively) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "Rights") and the rights issuable pursuant to the New Rights Agreement (the "New Rights") will not separate from the Common Shares, as a result of Parent's entering into this Agreement or the Stock Option Agreement or consummating the Tender Offer, the Merger and/or the other transactions contemplated hereby or thereby.

                  (ii) The Company has taken all necessary action with respect to all of the outstanding Rights and New Rights so that, as of immediately prior to the Effective Time and immediately prior to the consummation of the Tender Offer, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement or under the New Rights or the New Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement and the holders of New Rights will have no rights under the New Rights or the New Rights Agreement.

                  (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Salomon Smith Barney as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

                  (s) Insurance Matters. (i) Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

                  (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the executive officers of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1996.

                  (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the executive officers of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

                  (iv) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary and the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

                  (v) Except as would not reasonably be expected to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuityholder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

                  (t) Liabilities and Reserves. (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Company has delivered or made available to Parent copies of all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1995 and December 31, 1996, respectively.

                  (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the executive officers of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                  (u) Investment Company. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

                  5.2. Representations and Warranties of Parent and Merger Subsidiary. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or in any Parent Report (as hereinafter defined) filed prior to the date hereof, Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

                  (a) Capitalization of Merger Subsidiary. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $.01 per share, 100 of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent, and there are
(i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                  (b) Organization, Good Standing and Qualification. (i) Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and Merger Subsidiary's charter and by-laws, each as amended to the date hereof. Parent's and Merger Subsidiary's charter and by-laws so delivered are in full force and effect.

                  As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole.

                  (c) Capital Structure. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 701,493,275 shares were outstanding as of the close of business on September 30, 1997, and 6,000,000 shares of Serial Preferred Stock, par value $5.00 per share, none of which was outstanding as of the close of business on December 21, 1997. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

                  (d) Corporate Authority.

                  (i) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Tender Offer and the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock and Parent Preferred Stock required to be issued pursuant to Article IV. The Parent Common Stock and Parent Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock and Parent Preferred Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

                  (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the NYSE or Nasdaq, and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states of Arizona, Florida, Georgia, New York, South Carolina, Texas, Puerto Rico, Mexico, Cayman Islands, Argentina, Turks & Caicos, Dominican Republic and the United Kingdom, and such notices and consents as may be required under the antitrust notification insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

                  (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(e)(i)) or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

                  (f) Parent Reports; Financial Statements. Parent has made available to the Company each report or proxy statement prepared by it since December 31, 1994, including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Parent Audit Date"), and (ii) Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1996 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (ii) The annual and quarterly statements of each Subsidiary through which Parent conducts its insurance operations (the "Parent Insurance Subsidiaries") as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Parent SAP Statements") were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no deficiency that is material to Parent and its Subsidiaries, taken as a whole, has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body.

                  (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted the business of Parent and its Subsidiaries, taken as a whole, only in, and have not engaged in any transaction material to the Company and its Subsidiaries, taken as a whole, other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, management, properties, prospects, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Affect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or declared and paid consistent with past practice (including customary increases); or (iv) any material addition, or any development involving a prospective material addition, to Parent's consolidated reserves for future policy benefits.

                  (h) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                  (i) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Goldman, Sachs & Co. and Barclays as its financial advisors.

                  (j) Insurance Matters. The business and operations of the Parent Insurance Subsidiaries have been conducted in compliance with all Insurance Laws, except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, each Parent Insurance Subsidiary and, to the knowledge of Parent's executive officers, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of Parent, threatened charge by any insurance regulatory authority that any of the Parent Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of the Parent, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; (ii) none of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; and (iii) the Parent Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which failure to file such reports is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                  Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Parent Insurance Subsidiaries and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Parent or the Parent Insurance Subsidiaries which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

                                   ARTICLE VI

                                    Covenants

                  6.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement or set forth in Section 6.1 of the Company Disclosure Schedule):

                  (a) its and its Subsidiaries's businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business without Parent's prior written approval);

                  (b) to the extent consistent with (a) above it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

                  (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its charter or by-laws or amend, modify or terminate the Rights Agreement or New Rights Agreement; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly dividends paid by the Company on its Common Shares not in excess of $0.11 per share and regular quarterly dividends paid by the Company on its Preferred Shares in accordance with the Company's Articles of Incorporation; or
(v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

                  (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans or upon conversion of the Preferred Shares or Convertible Notes); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make or authorize or commit for any capital expenditures other than in amounts not exceeding $5 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $2 million individually or $5 million in the aggregate (other than in connection with ordinary course investment activities);

                  (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, other than awards made in the normal course under the Management Incentive Plan in respect of 1997 performance and grants of up to 20,000 restricted Common Shares to be made in January 1998 under the year 2000 Tenure Award Program, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

                  (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by the Company Insurance Subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $5 million in the aggregate;

                  (g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

                  (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or affiliates;

                  (i) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $5 million or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

                  (j) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing investment guidelines or policies;

                  (k) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

                  (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

                  6.2. Acquisition Proposals. The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement or the New Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the approval of the Merger by the Company Requisite Vote (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an

Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of the Company and its stockholders (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

                  6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-1 and the Schedule 14D-9 will, at the time of filing thereof and at the time of distribution thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/ Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  6.4. Stockholders Meetings. (a) The Company will take, in accordance with its charter and by-laws, all action necessary to convene a meeting of holders of Common Shares (the "Common Stockholders Meeting") on March 27, 1998, and a meeting of holders of Preferred Shares (the "Preferred Stockholders Meeting" and, together with the Common Stockholders Meeting, the "Stockholders Meetings") on March 25, 1998, to consider and vote upon the approval of the Merger. It is agreed that, except as provided in Section 1.5(c), the Company will not cancel, adjourn or postpone the Stockholders Meetings without the prior written consent of Parent. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meetings to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) of the FBCA.

                  (b) In the event that the Stockholders Meetings contemplated by Section 6.4(a) are cancelled pursuant to Section 1.5(c) in connection with the commencement of the Tender Offer, the Company will take, in accordance with its charter and by-laws, all action necessary to convene meetings of holders of Shares as promptly as practicable, but in no event more than 45 days, after a post-effective amendment to the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the Merger. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause such stockholders meetings to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by
Section 607.1103(2)(a) of the FBCA.

                  6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

                  (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all best efforts (i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Tender Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the Tender Offer, the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, upon request of Parent, all material consents required in connection with the consummation of the Tender Offer, the Merger; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Board of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Tender Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                  (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Tender Offer, the Merger and the other transactions contemplated by this Agreement.

                  (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Tender Offer, the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

                  (e) The Company shall use its best efforts to cause the Company and each of the persons listed in Section 6.5(e) of the Company Disclosure Schedule to enter into prior to the earlier of the consummation of the Tender Offer and the Effective Time an Amendment of Severance Agreement in the form attached hereto as Exhibit D or E, as applicable.

                  6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use all reasonable efforts to cure any impediment to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, provided that this Section 6.6 shall not oblige Parent to increase the portion of a share of Parent Common Stock into which a share of Common Stock is converted pursuant to Parent's right under Section 4.1(a)(iv).

                  6.7. Access. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to the Company's and its Subsidiaries' management, properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this
Section 6.7(a) shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

                  (b) Upon reasonable notice, and except as may otherwise be required by applicable law, Parent shall afford the Company's Representatives such access as is reasonably requested (giving due consideration to the size and capitalization of, and availability of public information concerning, Parent and the pricing and other terms contained in this Agreement), during normal business hours throughout the period prior to the Effective Time, to a limited number of Parent's management personnel and all relevant books and records, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Parent, and provided, further, that the foregoing shall not require Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality. All requests for information made pursuant to this Section 6.7(b) shall be directed to an executive officer of Parent or such Person as may be designated by Parent's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

                  6.8. Affiliates. Prior to the earlier of the date of consummation of the Tender Offer and the date of the Stockholders Meetings, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, as of the time of the Stockholders Meetings referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company unless Parent delivers to the Company, on or before the earlier of the date of consummation of the Tender Offer and the date of the Stockholders Meetings, an opinion of counsel reasonably satisfactory to the Company to the effect that such Person is such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the earlier of the date of the consummation of the Tender Offer and the date of the Stockholders Meetings, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the date of consummation of the Tender Offer or the date of the Stockholders Meetings, as applicable, substantially in the form attached as Exhibit C (the "Affiliates Letter").

Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock or Parent Preferred Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock and Parent Preferred Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

                  6.9. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance and (ii) the shares of Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause (i) the Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time and (ii) the Preferred Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

                  6.10. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Tender Offer, the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange interdealer quotation service.

                  6.11. Benefits; Corporate Headquarters; School and Day Care Facility.

                  (a)   Stock Options.

                  (i) At the Effective Time, each Company Option whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and assuming that the Common Stock Merger Consideration consisted entirely of Parent Common Stock (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Common Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option to which Section 422 of the

Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that to the extent that Common Shares acquired upon exercise of a Company Option would be subject to vesting or other restrictions under the terms of the relevant Company Stock Plan under which such Company Option was issued ("Company Restricted Shares"), the number of shares of Parent Common Stock to be issued upon exercise of an assumed Company Option in accordance with the foregoing that bears the same ratio to the total shares of Parent Common Stock deemed purchasable pursuant to such assumed Company Option as the number of Company Restricted Shares bears to the total number of Company Shares issuable under such Company Option shall be subject to the same vesting and other restrictions as would be applicable to the Company Restricted Shares. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

                  (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form (or shall cause such Company Option to be deemed to be an option issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to the Parent Common Stock subject to such Company Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

                  (b) Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under the Company's and its Subsidiaries' existing employee benefit plans (other than plans involving the issuance or award of Shares or rights to acquire Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Any such employees will receive credit under any plans of Parent or any of its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors (to the extent service with such predecessors was credited under the Compensation and Benefit Plans disclosed in the Company Disclosure Letter) prior to the

Effective Time for the purpose of determining eligibility and vesting; and Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans of the Parent or any of its Subsidiaries to be waived with respect to such participants and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Parent or any of its Subsidiaries shall be subject to the discretion of the persons or committee administering such plans.

                  (c) Corporate Headquarters. Parent shall maintain the corporate headquarters of the Surviving Corporation at the Company's current Miami location for the foreseeable future, and in any event, for not less than five years from the Effective Time.

                  (d) School and Day Care Facility. Parent shall ensure, to the extent within its reasonable control, that the public school and day care facility operated on or adjacent to the Company's current Miami location shall remain in operation at their current locations for so long as the Surviving Corporation's corporate headquarters shall be maintained at the Company's current Miami location.

                  6.12. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in
Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Tender Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

                  6.13. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Florida law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met), and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the two-year period for not in excess of 200% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. If the D&O Insurance is terminated prior to the end of the sixth anniversary of the Effective Time, the Surviving Corporation will purchase extended reporting coverage under D&O Insurance covering claims made during the remainder of such period with respect to acts which occurred prior to the Effective Time.

                  (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  6.14. Convertible Notes. The Company shall repay, at par, the aggregate principal amount outstanding under the Convertible Notes and cancel such Convertible Notes in their entirety if they are outstanding as of the Effective Time.

                  6.15. Other Actions by the Company and Parent.

                  (a) Rights. If requested by Parent at least three business days prior to the Expiration Date or the Effective Time, as the case may be, the board of directors of the Company shall take all necessary action to terminate or redeem all of the outstanding Rights and New Rights and to terminate the Rights Agreement and the New Rights Agreement, effective immediately prior to the Expiration Date or the Effective Time, as the case may be.

                  Notwithstanding anything in this Agreement (including, without limitation, Section 6.1(c)) to the contrary, if Merger Subsidiary shall commence the Tender Offer, prior to the expiration of any other tender offer which (i) is made by any person to acquire not less than 49.9% of the outstanding Common Shares (excluding for all purposes of such calculation Common Shares purchased by Parent pursuant to the Stock Option Agreement) for not less than $58.00 in cash per Common Share and (ii) is proposed by such person to be followed by a merger in which such person will acquire all of the remaining outstanding Common Shares for cash or other consideration with a value per Common Share equal to not less than the value per Common Share paid by such person pursuant to such tender offer (the value of such other consideration to be determined in the good faith judgment of the Company's board of directors after receipt of advice from its financial advisors), the Company shall be entitled, at its option, to amend or modify the Rights Agreement and New Rights Agreement to provide, in a manner consistent with the amendments to the Rights Agreement made with respect to Parent and the Tender Offer, that the person making such tender offer shall not be deemed an Acquiring Person (as defined in the Rights Agreement and the New Rights Agreement, respectively), the Distribution Date (as defined in the Rights Agreement and the New Rights Agreement, respectively) shall not be deemed to occur and the Rights and the New Rights will not separate from the Common Shares, as a result of such person's consummating the tender offer.

                  (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Tender Offer, the Merger or the other transactions contemplated by this

Agreement, the Stock Option Agreement or the Voting Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement, as the case may be, or by the Tender Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                  The Company and its board of directors shall be entitled, at their election, to grant such approvals and take such actions as are necessary to eliminate or minimize the effects of any Takeover Statute on any tender offer with respect to which the Company has amended or modified the Rights Agreement or New Rights Agreement in accordance with the second paragraph of Section 6.15(a).

                  (c) Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Common Shares and Preferred Shares so that holders of Common Shares and Preferred Shares do not receive dividends on (i) both Common Shares and Parent Common Stock received in the Merger or (ii) both Preferred Shares and Parent Preferred Stock received in the Merger in respect of any calendar quarter or portion thereof or fail to receive a dividend on (i) either Common Shares or Parent Common Stock received in the Merger or on (ii) either Preferred Shares or Parent Preferred Stock received in the Merger in respect of any calendar quarter.

                                   ARTICLE VII

                                   Conditions

                  7.1. Conditions to Each Party's Obligation to Effect the Merger. Except as provided in Section 7.4, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable law.

                  (b) Listing. The shares of Parent Common Stock issuable to the holders of Common Shares pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance. The shares of Parent Preferred Stock issuable to the holders of Preferred Shares pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

                  (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

                  (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

                  (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

                  (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

                  7.2. Conditions to Obligations of Parent and Merger Subsidiary. Except as provided in Section 7.4, the obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (c) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which could, in the judgment of the Board of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

                  (d) Tax Opinion. Parent shall have received, prior to the effective date of the S-4 Registration Statement, the opinion of Sullivan & Cromwell, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Sullivan & Cromwell may rely upon and require such certificates of the Company, Parent and Merger Subsidiary and/or their officers or principal stockholders as are customary for such opinions.

                  (e) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.8.

                  (f) Employment Agreements. The employment agreements entered into as of December 21, 1997 between the Company and Messrs. Gaston and Dennison, respectively, shall be in full force and effect.

                  7.3. Conditions to Obligation of the Company. Except as provided in Section 7.4, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

                  (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

                  (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (d) Tax Opinion. The Company shall have received, prior to the effective date of the S-4 Registration Statement, the opinion of Jorden Burt Berenson & Johnson LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Jorden Burt Berenson & Johnson LLP may rely upon and require such certificates of the Company, Parent and Merger Subsidiary and/or their officers or principal stockholders as are customary for such opinions.

                  7.4. Waiver of Conditions Following Consummation of Tender Offer. Parent, Merger Subsidiary and the Company acknowledge and agree that if the Tender Offer shall be commenced and consummated, (i) the conditions to their respective obligations to effect the Merger contained in Section 7.1(a), (b), (c), and (f),
Section 7.2(a), (c), (e), and (f) and Section 7.3(a), (b), (c) and (d) shall be deemed to be waived in all respects and (ii) if at least one-half of the members of the board of directors of the Company are nominees or designees of Parent, the condition to Parent's and Merger Subsidiary's obligations to effect the Merger contained in Section 7.2(b) shall be deemed to be waived in all respects. Parent, Merger Subsidiary and the Company further acknowledge and agree that if the Tender Offer shall be commenced and consummated and the conditions to their respective obligations to effect the Merger contained in Section 7.1(e) or 7.2(d) are not satisfied at such time as all of the other conditions to the consummation of the Merger have been satisfied (or waived as contemplated by the first sentence of this Section 7.4 or otherwise), then Parent shall consummate the Merger by paying to each holder of a Common Share cash in amount equal to the amount of cash paid for each Common Share pursuant to the Tender Offer.


                                  ARTICLE VIII

                                   Termination

                  8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

                  8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned (i) by action of the Board of Directors of either Parent or the Company if the Merger shall not have been consummated by September 30, 1998, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"),
(ii) by action of the Board of Directors of Parent if (x) the Company Common Stock Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (y) Merger Subsidiary shall have commenced the Tender Offer and the Tender Offer shall not have been consummated by the sixtieth day from the date of commencement of the Tender Offer (including, for purposes of calculating such 60 days, the date of commencement of the Tender Offer as the first day), (iii) by action of the Board of Directors of the Company at any time after 150 days from December 21, 1997, if the Company Common Stock Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or
(iv) by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Tender Offer or the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); provided, that the right to terminate this

Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Tender Offer or the Merger to be consummated.

                  8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

                  (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to the later of (x) five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice"), or (y) the Section 8.3 Termination Date (as hereinafter defined), an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, taking into account the long term prospects and interests of the Company and its stockholders, and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5. Without limiting the generality of the foregoing, the Company agrees and acknowledges (x) that it cannot terminate this Agreement pursuant to this Section 8.3(a) in order to enter into a binding agreement referred to in clause (iii) above until at least the date falling 150 days from December 21, 1997 (the "Section 8.3 Termination Date") or, if later, five business days after receipt of the Alternative Transaction Notice and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification.

                  (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

                  8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the consummation of the Tender Offer or the approval by the stockholders of Parent referred to in Section 7.1(a), by action of the Board of Directors of Parent if (a) the Company enters into a binding agreement for, or recommends, a Superior Proposal or the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or, after the mailing of the Prospectus/Proxy Statement or the Offer Documents, failed to reconfirm its recommendation of this Agreement within ten business days after a reasonable written request by Parent to do so, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

                  8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than the liabilities arising under the provisions, including this Section 8.5, set forth in Section 9.1) on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

                  (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.2(iii) or Section 8.3(a) or (ii) by Parent pursuant to Section 8.2(ii) or Section 8.4(a) or (iii) by either Parent or the Company pursuant to Section 8.2(i) (and at the time of such termination pursuant to Section 8.2(i) any Person shall then be making or proposing an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders), then the Company shall, not later than immediately prior to the time of such termination or not later than immediately prior to the time of entering into an agreement concerning a transaction that constitutes an Acquisition Proposal, pay Parent a termination fee of $81.5 million plus an amount equal to Parent's charges and expenses incurred in connection with the transactions contemplated by this Agreement since January 27, 1998, up to a maximum of $5,000,000, in each case by wire transfer of same day funds. In order to facilitate the timely making of the foregoing payment, in the event that Parent elects to terminate this Agreement, Parent shall notify the Company thereof not later than 10:00 a.m. (New York City time) on the business day immediately preceding the date of such termination. In the event that Parent fails to provide such advance notice of its election to terminate this Agreement, the Company shall be obligated to make the foregoing payment not later than 12:00 p.m. (New York City time) on the business day immediately following the date of such termination. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not have entered into this Agreement initially, or entered into the amendment and restatement of this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the

Company shall pay to Parent or Merger Subsidiary its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent.

                  (c) In the event this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.2(i) and at the time of such termination no Person is then making or proposing an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders, then the Company shall promptly, but in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby ("Expenses"), pay to Parent the amount of such Expenses up to a maximum of $5,000,000 and, if within 18 months of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company at the time of entering into such agreement, shall pay to Parent the termination fee of $81.5 million, in each case payable by wire transfer of same day funds.


                                   ARTICLE IX

                            Miscellaneous and General

                  9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.11 (Benefits) and
6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.7 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations,
Section 6.12 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                  9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  9.5. GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE VALIDITY AND EFFECTS OF THE MERGER AND THE FIDUCIARY OBLIGATIONS OF THE DIRECTORS OF THE COMPANY REFERRED TO IN SECTION 6.2 AND 6.4 HEREOF SHALL BE GOVERNED BY THE APPLICABLE PROVISIONS OF THE FLORIDA BUSINESS CORPORATION LAW.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                  (c) THE COMPANY AND MERGER SUBSIDIARY EACH AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE COMPANY AND MERGER SUBSIDIARY EACH HEREBY APPOINTS THE SECRETARY OF THE COMPANY AND MERGER SUBSIDIARY, RESPECTIVELY, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

                  9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent or Merger Subsidiary

                  American International Group, Inc.
                  70 Pine Street
                  New York, New York 10270
                  Attention:  General Counsel
                  fax:  (212) 785-1584

                  (with a copy to James C. Morphy, Esq.,
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY  10004
                  fax:  (212) 558-3588)

                  if to the Company

                  American Bankers Insurance Group, Inc.
                  11222 Quail Roost Drive
                  Miami, Florida 33157
                  Attention:  Chief Executive Officer
                  fax:  (305) 252-7068

                  (with a copy to Josephine Cicchetti, Esq.,
                  Jorden Burt Berenson & Johnson LLP
                  777 Brickell Avenue, Suite 500
                  Miami, Florida 33131
                  fax:  (305) 372-9928

                  and

                  Jonathan L. Freedman, Esq.
                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  fax:  (212) 259-6333)
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                  9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Stock Option Agreement and the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

                  9.8.  No Third Party Beneficiaries. Except as provided in
Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                  9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

                  9.13. Alternative Transaction Structure. Notwithstanding anything to the contrary contained in this Agreement, if the Company Preferred Stock Requisite Vote is not obtained at the meeting duly convened to consider the Merger or Parent reasonably determines that the Company Preferred Stock Requisite Vote is not likely to be obtained pursuant to the Agreement (other than pursuant to this Section 9.13), Parent shall, subject to the Company Common Stock Requisite Vote and the other terms and conditions of this Agreement, merge Merger Subsidiary with and into the Company such that the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the Surviving Corporation. In connection with the alternative transaction contemplated by the prior sentence, the Company shall take all actions reasonably requested by Parent including, without limitation, promptly amending this Agreement, as Parent may reasonably deem necessary or appropriate, including, if applicable, to provide that the Preferred Shares shall remain outstanding after the Merger pursuant to the same terms and conditions as are in effect on the date hereof (except that the Preferred Shares shall be convertible into Parent Common Stock) and adding, if applicable, the number of days between the date of the Preferred Stockholders Meeting and the date of the Common Stockholders Meeting to the time periods set forth in Section 8.2(i) and (iv) and the Section 8.3 Termination Date and eliminating the covenant contained in
Section 6.6 and the conditions to closing contained in Sections 7.2(d) and 7.3(d).

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                   AMERICAN BANKERS INSURANCE GROUP, INC.



                                   By: /s/    Gerald N. Gaston
                                       -----------------------------------
                                       Name:  Gerald N. Gaston
                                       Title: Vice Chairman, President and
                                              Chief Executive Officer


                                   AMERICAN INTERNATIONAL GROUP, INC.



                                   By: /s/    Howard I. Smith
                                       -----------------------------------
                                       Name:  Howard I. Smith
                                       Title: Executive Vice President


                                   AIGF, INC.



                                   By: /s/    Howard I. Smith
                                       -----------------------------------
                                       Name:  Howard I. Smith
                                       Title: Executive Vice President

                                     ANNEX I


CERTAIN CONDITIONS OF THE TENDER OFFER. The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement. Notwithstanding any other provision of the Tender Offer, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Tender Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Common Shares, or may, in its sole discretion, terminate or amend the Tender Offer as to any Common Shares not then paid for if (a) prior to the Expiration Date (i) there shall not have been tendered and not withdrawn at least that number of Common Shares that would represent at least 49.9% of all outstanding Common Shares on the date of purchase (excluding for all purposes in calculating such 49.9% any outstanding Common Shares owned by Parent or Merger Subsidiary pursuant to the exercise of Parent's rights under the Stock Option Agreement) (the "Minimum Tender Condition"), (ii) any waiting period applicable to the consummation of the Tender Offer and the Merger under the HSR Act shall not have expired or been terminated, (iii) other than the filing provided for in Section 1.3 of the Agreement, any notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of the Agreement and the consummation of the Tender Offer and the Merger and the other transactions contemplated by the Agreement shall not have been made or obtained (as the case may be), or (iv) the Company shall not have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by the Agreement; or any such consent or approval, or any Governmental Consent, imposes any condition or conditions relating to, or requires changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which could, in the judgment of the board of directors of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by the Agreement; or (b) at or before the time of payment for any of such Common Shares (whether or not any Common Shares have theretofore been accepted for payment), any of the following events shall occur:


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
                  (i) any court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Tender Offer or the Merger, or which makes the acceptance for payment of, or payment for, any Common Shares in the Tender Offer illegal;

                  (ii) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects as of December 21, 1997; or such representations and warranties shall not be true and correct as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications set forth in the Agreement) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, or Parent shall not have received a certificate on the Expiration Date signed on behalf of the Company by an executive officer of the Company to such effect;

                  (iii) the Company shall not have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Expiration Date; or

                  (iv) the Agreement shall have been terminated in accordance with its terms prior to the Expiration Date; or Parent, Merger Subsidiary and the Company shall have otherwise agreed that Merger Subsidiary may amend, terminate or withdraw the Tender Offer;

which, in the sole judgment of Parent and Merger Subsidiary, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Subsidiary) giving rise to any such conditions, makes it inadvisable to proceed with the Tender Offer and/or with such acceptance for payment of or payment for Common Shares.

                  The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary regardless of the circumstances (including any action or inaction by Parent or Merger Subsidiary) giving rise to such condition or may be waived by Parent or Merger Subsidiary, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion. Any determination by Parent and Merger Subsidiary concerning any


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
event described in this Annex I shall be final and binding upon all holders of Common Shares. The failure by Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


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